Exhibit 10.11

Misonix, Inc.

Description of Executive Annual Bonus Incentive Plan

On July 26, 2021, the Compensation Committee (the “Committee”) of the Board of Directors of Misonix, Inc. (the “Company”), approved the terms and conditions of the Company’s fiscal year 2022 annual cash incentive plan (the “2022 Plan”) for certain officers of the Company, including certain of the Company’s named executive officers. The terms of the 2022 Plan are similar to those of the Company’s fiscal year 2021 annual cash incentive plan. The 2022 Plan was designed to align the interests of plan participants with the Company’s business goals and strategies, and to further the objectives of the Company’s executive compensation program.

Awards to the Company’s participating executive officers (collectively, “Participating Executives”), under the 2022 Plan will be based on the Company achieving targets for Fiscal 2022 revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) levels as well as individual performance goals. The target cash incentive award opportunity available to Participating Executives under the 2022 Plan is calculated as a percentage of Participating Executive’s base salary, all in accordance with the terms of each such officer’s existing employment agreement. The full target cash incentive award opportunity at the 100% achievement level will be awarded upon the occurrence of a change of control of the Company. In addition, any payouts under the 2022 Plan to Participating Executives will be required to be returned to the Company upon any violation of non-competition covenants in their respective existing employment agreements.

Actual revenue and EBITDA annual performance will be compared to the threshold, target and maximum performance goals. Performance is measured at the end of the fiscal year 2022. Actual revenue and EBITDA annual performance will be compared to the threshold, target and maximum performance goals. If the Company achieves the full-year 2022 threshold goal, Participating Executives will be entitled under the 2022 Plan to a total payout equal to 50% of his or her respective target award opportunity for each of the EBITDA and revenue goals, respectively. If the Company exceeds the full-year goal, Participating Executives will be entitled to a total payout equal to up to 150% of his or her respective target award opportunity for each of the EBITDA and revenue goals, respectively. Actual performance between threshold and target and target and maximum will result in payout amounts determined by linear interpolation.